Exhibit 99.1

MOTIVE TO EXPAND PREVIOUSLY ANNOUNCED RESTATEMENT

Will Miss Nasdaq Filing Deadline

Company Says Cash Position and Customer Base Strong

AUSTIN, Texas, April 3, 2006 — Motive, Inc. (NASDAQ: MOTVE), a leading provider of broadband management software, today announced it filed a Form 8-K with the Securities and Exchange Commission (SEC) disclosing the company’s decision to expand its previously announced financial restatement to include periods dating back to 2001. The company had earlier announced that the restatement would cover periods dating back to and including the second quarter 2004.

As a result of the expanded restatement, the company also said that it will require additional time to file its financial reports with the SEC and, as a result, will be unable to meet Nasdaq’s April 13, 2006, deadline. Accordingly, Motive’s common stock will be subject to delisting from The Nasdaq National Market.

“These restatements involve very complex software revenue recognition practices. However, we are committed to getting it right,” said Motive’s newly appointed Chairman and Chief Executive Officer Alfred Mockett. “The restatements are not a reflection on our core business or strategic vision, but an indication of our commitment to address past accounting issues, correct them, and put them definitively behind us.”

“Motive is a sound company. Our customer base, contracts in force, cash position and the quality of our products are strong,” he emphasized. “If delisted, we will file for relisting with Nasdaq as soon as possible after all financial reports are up-to-date and filed.”

In its 8-K, Motive said it recently concluded that insufficient evidence existed to support the Company’s prior determination that vendor specific objective evidence (VSOE) of fair value for maintenance existed for the majority of its software arrangements. Generally speaking, the presence of VSOE of fair value permits the revenue of a bundled software arrangement to be allocated among that arrangement’s various elements, such as license, maintenance, consulting, and hosting services.

The absence of VSOE of fair value is expected only to impact the timing of revenue recognized and does not call into question the validity of the underlying transactions or revenue. Generally speaking, the absence of VSOE of fair value is expected to result in the recognition of revenue over longer periods of time.

As Motive’s 2006 guidance was based on having VSOE of fair value for its software arrangements and the company will need time to determine the impact of its absence on future periods, Motive said investors should not rely on previously issued 2006 guidance.

The revised results are not anticipated to have any effect on the company’s reported cash and other liquid asset positions. The company’s cash and short-term investments totaled approximately $59 million as of December 31, 2005, and are expected to be approximately $56 million as of March 31, 2006.

The filing states that as a result of management’s determination, certain financial statements previously issued by the company should no longer be relied upon. Those statements pertain to the following periods: the fiscal years ended December 31, 2001, 2002, 2003 and 2004, and the interim periods contained therein; the three-month period ended March 31, 2005; and the three-month and six-month periods ended June 30, 2005.

The filing also notes that the Audit Committee of the company’s Board of Directors expanded the scope of its ongoing review to include matters associated with whether VSOE of fair value was established and maintained by the company.

The 8-K further states that the efforts of management and the Audit Committee are ongoing. Consequently, the company said it is possible that it may identify additional or different issues that could further impact previously issued financial statements, and that these issues and their impact on such financial statements could be material.

Motive said that it anticipates its quarterly report on Form 10-Q for the quarter ending March 31, 2006 will not be timely filed. As soon as reasonably possible, Motive intends to file amendments to its Quarterly and Annual Reports on Form 10-Q and Form 10-K for the appropriate periods, as well as its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and its Annual Report on Form 10-K for the year ended December 31, 2005.

About Motive, Inc.

Motive, Inc. (NASDAQ: MOTVE) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains forward-looking statements. Actual events or results may differ materially from those described in this press release. Additional information concerning risk factors associated with our business can be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Media Contact:	Investor Contact:

Cybele Diamandopoulos	April Downing
Motive, Inc.	Motive, Inc.
512-506-4272	512-531-1038
cdiamand@motive.com	ir@motive.com